Exhibit 19.1
AXOS FINANCIAL, INC.
INSIDER TRADING POLICY

Introduction

This Insider Trading Policy provides guidelines to all personnel, including employees, officers and directors of Axos Financial, Inc. (the “Company”) and its subsidiaries, including Axos Bank, for transactions involving the Company’s securities and the handling of confidential information about the Company and the companies with which it does business. This Insider Trading Policy also applies to consultants and contractors to the Company who may come into possession of such information as a result of their work for the Company. For purposes of this Insider Trading Policy, the Company’s securities include common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures. The Company’s securities also include derivative securities relating to the Company’s stock, even if not issued by the Company, such as exchange-traded options.

The Company’s directors, executive officers and certain designated employees are subject to additional limitations, including pre-clearance and blackout restrictions, described separately in the Company’s Pre-clearance and Blackout Policy.

POLICY

It is the policy of the Company to comply with all insider trading laws and regulations.

RESPONSIBILITY

Employees, officers and directors may create, use or have access to material information about the Company that is not generally available to the investing public (such information is referred to in this Insider Trading Policy as “material non-public information,” as explained in more detail below). Each individual has an important ethical and legal obligation to maintain the confidentiality of such information and not to engage in any transactions in the Company’s securities while in possession of material non-public information. Each individual and the Company may be subject to severe civil and criminal penalties as a result of unauthorized disclosure of material non-public information or trading in the Company’s securities while in possession of material non-public information.

The Chief Financial Officer or, in his absence, the Chief Executive Officer, is responsible for the administration of this Insider Trading Policy.

GUIDELINES

1.    Prohibition. Every employee, officer and director is prohibited from:
a.buying or selling the Company’s securities while in possession of material non-public information, except for the exercise of Company issued stock options on a non-cashless basis (i.e., you can exercise stock options but you cannot sell the underlying shares);
b.communicating such information to third parties other than those who need to know such information in connection with doing business with or for the Company;
c.recommending the purchase or sale of the Company’s securities while in the possession of material information that has not been publicly disclosed by the Company; and
d.assisting anyone engaged in any of the above activities.

This prohibition also applies to information about, and the securities of, other companies (e.g., customers or suppliers) with which the Company has a relationship.

There are no exceptions to this Insider Trading Policy, other than those described in Section 8 below. Engaging in transactions in the Company’s securities that are otherwise necessary for personal reasons, such as personal financial commitments, are still prohibited if you possess material non-public information.

2.    Transactions By Family Members; Entities Controlled by You. The prohibitions outlined in this Insider Trading Policy also apply to your “immediate family” members, including your spouse, minor children or others living in your home and any entities under your control. “Immediate family” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law (as well as other adoptive relationships) who shares your same household. The Company will hold you responsible for the conduct of your immediate family and any entities under your influence or control.

3.    Tipping Information to Others. You may not disclose any material non-public information to others, including your family members, friends or social acquaintances. This prohibition applies whether or not you receive any benefit from the other person’s use of that information. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading.

4.    Material Information and Non-Public Information.

Material Information. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to purchase, hold or sell the Company’s securities (e.g., information regarding a possible merger or acquisition involving the Company, the introduction of important products or major marketing changes). In addition, any information that could affect the market for the Company’s securities is material.

Non-public Information. Non-public information is any information that has not been disclosed generally to the investing public. Disclosure by press release or in the Company’s periodic reports filed with the SEC is necessary to make the information public. However, even after the Company has released information to the public, you should generally allow at least two (2) full business days (that is, days on which national stock exchanges such as Nasdaq are open for trading) for the investing public to absorb and evaluate the information before you trade in the Company’s securities.

Although it is not possible to list all types of material information, the following are a few examples of information that is particularly sensitive and should be treated as material:

•changes in estimates of earnings or sales;
•increases or decreases in dividend payments;
•stock splits or securities offerings;
•possible mergers, acquisitions or joint ventures;
•significant contracts and technology licenses;
•changes in management;
•changes in auditors;
•the introduction of important products or services;
•the Company’s implementation of an event-specific blackout period;
•significant write-downs in assets or increases in reserves;
•changes in debt ratings;

•major marketing changes;
•unusual gains or losses in major operations;
•public or private sales by the Company of a significant amount of securities;
•purchase or sale of a significant asset;
•significant labor dispute;
•financial liquidity problems; and
•establishment of a repurchase program for the Company’s securities;
•cybersecurity incidents resulting potential data privacy breaches;
•extraordinary borrowings; and
•developments regarding significant litigation or government agency investigations.

If you have any question as to whether particular information is material or non-public, you should not trade or communicate the information to anyone without prior approval by the Chief Financial Officer.

5.    Inadvertent Disclosure. If material non-public information is inadvertently disclosed by any employee, officer or director to a person outside the Company who is not obligated to keep the information confidential, you should immediately report all the facts to the Chief Financial Officer so that the Company may take appropriate remedial action. As noted in the Company’s Fair Disclosure Policy, under SEC rules, the Company generally has only 24 hours after learning of an inadvertent disclosure of material non-public information to publicly disclose such information.

6.    Short-term, Speculative Transactions. The Company has determined that there is a substantial likelihood for the appearance of improper conduct by Company personnel when they engage in short-term or speculative securities transactions. Therefore, Company personnel are prohibited from engaging in hedging activities involving the Company’s shares, except with the prior written consent of the Chief Financial Officer, including:
a.purchasing the Company’s securities on margin;
b.short sales;
c.buying or selling puts or calls; and
d.engaging in derivative transactions relating to the Company’s securities (e.g., exchange -traded options, etc.).

Furthermore, each Section 16 insider shall not pledge Company securities without the prior written consent of the Chief Financial Officer.

7.    Further Prohibition. From time to time, effective immediately upon notice or as otherwise provided by the Company, the Company may determine that other types of transactions, or all transactions, by Company personnel in the Company’s securities shall be prohibited or shall be permitted only with the prior written consent of the Chief Financial Officer.

8.    Approved Trading Plans Pursuant to Rule 10b5-1. Notwithstanding any other guidelines contained herein, it shall not be a violation of this Insider Trading Policy or the Company’s

Pre-clearance and Blackout Policy for Company personnel to sell (or purchase) securities of the Company under a pre-existing written plan, contract, instruction or arrangement (a “Trading Plan”) in compliance with Rule 10b5‑1 under the Securities Exchange Act or 1934, as amended (the “Exchange Act”), that:
a.has been entered into (i) in good faith at a time when the individual was not aware of any material nonpublic information about the Company, and (ii) outside of a blackout period;
b.has been reviewed and approved by the Chief Financial Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Chief Financial Officer);
c.includes a cooling-off period before trades can commence thereunder equal to at least (i) for officers and directors, the later of (A) ninety (90) days after the adoption of such Trading Plan and (B) two (2) business days after the disclosure of the Company’s financial results for the fiscal quarter in which the Trading Plan was adopted or modified, and (ii) for all other individuals, thirty (30) days after the adoption of such Trading Plan (as applicable, a “Cooling-off Period”);
d.for officers and directors, includes a representation certifying that, at the time of adoption or modification of such Trading Plan, such officer or director (i) is not aware of any material nonpublic information about the Company or its securities, and (ii) is adopting such Trading Plan in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act; and
e.gives a third party the discretionary authority to execute such purchases and sales, outside the control of the individual, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Frequent amendment or entry into, and then termination of, Trading Plans is discouraged as it can be perceived as a method to circumvent the restrictions of this Insider Trading Policy and the securities laws and will be reviewed on a case-by-case basis by the Chief Financial Officer taking into account the individual’s liquidity and other financial needs.

Any modification to a Trading Plan that changes the amount, price, or timing of trades, including a change to the formula that affects these inputs, will initiate a new Cooling-off Period. During any consecutive twelve (12)-month period, an individual may not establish more than one Trading Plan that is designed to effect the trading of Company securities as a single transaction (i.e., a Trading Plan that has the practical effect of requiring such a result). An individual may establish a second Trading Plan only if (a) trading under the successor Trading Plan is not scheduled to begin until completion or expiration of the predecessor Trading Plan (if the predecessor Trading Plan is terminated early, trading under the successor Trading Plan cannot commence until the applicable Cooling-off Period has run from the date of termination of the predecessor Trading Plan), or (b) one of the Trading Plans authorizes sell-to-cover transactions to satisfy tax withholding obligations incident to the vesting of certain equity awards, such as grants of restricted stock and restricted stock units, and (i) the sell-to-cover arrangement authorizes the sale of only enough securities necessary to satisfy the employee’s tax withholding obligations arising exclusively from the vesting of a compensatory award, (ii) the individual does not otherwise exercise control over the timing of such sales, and (iii) the sell-to-cover arrangement does not include sales incident to the exercise of stock options.

Trades under a Trading Plan remain subject to Section 16 reporting obligations.
The Chief Financial Officer, when reviewing a Trading Plan for approval, will need to ensure that the individual who wishes to establish the Trading Plan does not, at the time of entering into the Trading Plan, possess any material non-public information about the Company. Also, the Company may be aware of material non-public information (that the individual is unaware of) that may make it imprudent for the Chief Financial Officer to approve the Trading Plan at that time.

Each Section 16 insider understands that the approval or adoption of Trading Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with his or her own counsel in designing a Trading Plan.

9.    Confidentiality Guidelines. To provide more effective protection against the inadvertent disclosure of material non-public information about the Company or the companies with which it does business, the Company has adopted the following confidentiality guidelines in addition to the prohibition in Section 3 above, “Tipping Information to Others.” These additional confidentiality guidelines are not intended to be exhaustive. Additional measures to secure the confidentiality of information should be undertaken as deemed necessary under the circumstances. If you have any doubt as to your responsibilities with respect to confidential information, please seek clarification and guidance from the Chief Financial Officer before you act. Do not try to resolve any uncertainties on your own.

The following confidentiality guidelines establish procedures with which every employee, officer and director should comply in order to maximize the security of confidential information:
a.Do not discuss any Company matter in public places, such as elevators, hallways, restrooms or eating facilities, where conversations might be overheard.
b.Use passwords to restrict access to the information on computers or other devices.
c.Limit access to particular physical areas where material non-public information is likely to be documented or discussed.

10.    Authorized Disclosure of Material Non-Public Information. Under certain circumstances, the Chief Financial Officer may authorize the immediate release of material non-public information. If disclosure is authorized, the form and content of all public disclosures shall be approved by the Chief Financial Officer and the Company’s legal counsel pursuant to the terms of the Company’s Fair Disclosure Policy. In the case of material non-public information which is not disclosed, such information is not to be disclosed or discussed except on a strict “need-to-know” basis. All requests for information, comments, or interviews (other than routine product inquiries) made to any officer, director or employee should be directed to the Chief Financial Officer, who will clear all proposed responses, which must be in compliance with the Company’s Fair Disclosure Policy. It is anticipated that most questions raised can be answered by the Chief Financial Officer or another company representative to whom the Chief Financial Officer refers the request. All officers, directors and employees must comply with the Company’s Fair Disclosure Policy and should not respond to such requests directly, unless expressly instructed otherwise by the Chief Financial Officer. In particular, great care should be taken not to comment on the Company’s expected future financial results. If the Company wishes to give some direction to investors or securities professionals, it must do so only in compliance with the Company’s Fair Disclosure Policy. All communications with representatives of the media and securities analysts shall be directed to the Chief Financial Officer.

11.    Company Assistance. If you have any questions about specific information or proposed transactions, or as to the applicability or interpretation of this Insider Trading Policy or the propriety of any desired action, you are encouraged to contact the Chief Financial Officer.

12.     Delegation of Authority. The Chief Financial Officer may delegate one or more of the responsibilities described in the policy to a qualified employee of the Company.